Filed Pursuant to Rule 424(b)(3)

Registration No.  333-261701

Prospectus Supplement No. 1 to Reoffer Prospectus

of

iSpecimen Inc.

Up to 734,152 shares of Common Stock under the iSpecimen Inc. 2010 Stock Incentive Plan, the iSpecimen Inc. 2013 Stock Incentive Plan and the iSpecimen Inc. Second Amended and Restated 2021 Stock Incentive Plan.

This Prospectus Supplement, dated December 30, 2022 (this “Supplement”), supplements the reoffer prospectus filed as part of the Registration Statement on Form S-8 filed by iSpecimen Inc. (the “Company”, “us”, “our” or “we”) with the Securities and Exchange Commission (the “SEC”) on December 16, 2021 (the “Prospectus”), relating to the resale of shares of common stock, par value $0.0001 per share (the “Common Stock”), of the Company which may be offered and sold from time to time by (i) certain of our executive officers and directors who may be deemed “affiliates” of the Company as defined in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”), who have acquired or will acquire such shares, in connection with the exercise of stock options or vesting of restricted stock units granted, and with stock or other awards made, and with the purchase of stock under, the iSpecimen Inc. 2010 Stock Incentive Plan (the “2010 Plan”), the iSpecimen 2013 Stock Incentive Plan (the “2013 Plan”) and the iSpecimen Inc. Second Amended and Restated 2021 Stock Incentive Plan (the “2021 Plan”) and (ii) certain employees of the Company who acquired shares of Common Stock, which are restricted securities as defined in Rule 144(a)(3) under the Securities Act, in connection with the exercise of stock options or vesting of restricted stock units granted, and with stock or other awards made, and with the purchase of stock under the 2010 Plan, the 2013 Plan and the 2021 Plan (collectively, the “Selling Stockholders”). This Supplement covers 734,152 shares of Common Stock (the “Shares”) including (i) shares of Common Stock granted under the 2010 Plan, the 2013 Plan and the 2021 Plan and (ii) shares issuable upon exercise of options or vesting of restricted stock units granted to such Selling Stockholders under the 2010 Plan, the 2013 Plan and the 2021 Plan that are owned by the Selling Stockholders.

You should read this Supplement in conjunction with the Prospectus. This Supplement is qualified by reference to the Prospectus, except to the extent the information in this Supplement supersedes the information contained in the Prospectus.

Our Common Stock is listed on The Nasdaq Capital Market under the symbol “ISPC.” On December 29, 2022, the closing price of the Common Stock on The Nasdaq Capital Market was $1.35 per share.

The Shares may be offered from time to time by any or all of the Selling Stockholders through ordinary brokerage transactions, in negotiated transactions or in other transactions, at such prices as such Selling Stockholder may determine, which may relate to market prices prevailing at the time of sale or be a negotiated price. See “Plan of Distribution” in the Prospectus. Sales may be made through brokers or to dealers, who are expected to receive customary commissions or discounts. We will not control or determine the price at which a Selling Stockholder decides to sell its Shares. Brokers or dealers effecting transactions in these Shares should confirm that the Shares are registered under applicable state law or that an exemption from registration is available. We will not receive any of the proceeds from sales of the Shares by any of the Selling Stockholders.

The Selling Stockholders and participating brokers and dealers may be deemed to be “underwriters” within the meaning of the Securities Act, in which event any profit on the sale of shares of those Selling Stockholders and any commissions or discounts received by those brokers or dealers may be deemed to be underwriting compensation under the Securities Act.

You should carefully read and consider the risk factors beginning on page 13 of the Prospectus for risks relating to investment in the Company’s securities.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the Prospectus or this Supplement. Any representation to the contrary is a criminal offense.

The information set forth under the caption “Selling Stockholders” in the Prospectus is amended and restated in its entirety as set forth below and is provided for the primary purpose of updating the table of selling stockholders contained in the Prospectus.

The date of this Supplement is December 30, 2022

SELLING STOCKHOLDERS

The following table sets forth (a) the aggregate of the number of shares of Common Stock beneficially owned by each Selling Stockholder as of the date of this Prospectus; (b) the number of shares of Common Stock that each Selling Stockholder may offer for sale from time to time pursuant to this Prospectus, whether or not such Selling Stockholder has a present intention to do so; and (c) the number of shares of Common Stock to be beneficially owned by each Selling Stockholder following the sale of all shares that may be so offered pursuant to this Prospectus, assuming no other change in ownership of Common Stock by such Selling Stockholder after the date of this Prospectus. Unless otherwise indicated, beneficial ownership is direct and the person indicated has sole voting and investment power. To our knowledge, none of our officers and directors have a present intention to offer shares of Common stock for sale, although they retain the right to do so.

In addition to the Selling Stockholders named in the below table, there are certain non-affiliates of the Company, each of whom is offering and may sell up to 1,000 shares of Common Stock, which are “restricted securities,” and may use this prospectus for reoffers and resales of such shares of Common Stock.

Inclusion of an individual’s name in the table below does not constitute an admission that such individual is an “affiliate” of the Company.

Selling Stockholder	Number of Shares Beneficially Owned Prior to Resale(1)	Percent of Shares Beneficially Owned Prior to Resale(2)	Number of Shares Offered for Resale(3)		Number of Shares Beneficially Owned After Resale	Percent of Shares Beneficially Owned After Resale(2)
Andrew Ross(4)	1,338,397	15.0%	16,650		1,321,747	14.8%
Benjamin Bielak(5)	43,743	*	102,153		-	*
Christopher Ianelli(6)	425,359	4.8%	82,002		343,357	3.9%
Jill Mullan(7)	246,226	2.7%	161,600		84,626	*
John Brooks(8)	9,888	*	16,650		-	*
Margaret Lawrence(9)	9,888	*	16,650		-	*
Steven Gullans(10)	13,269	*	16,650		-	*
Tracy Curley(11)	22,412	*	135,141		10,000	*
George Scholl(12)	851,869	9.5%	16,650		841,981	9.4%
Joseph J. Basile(13)	-	*	1,668		-	*
Andrew Brooks	4,508	*	4,508		-	-
Brad Callow	9,219	*	9,219		-	-
Bruce Cranna	25,607	*	25,607		-	-
Carly Lejnieks	1,069	*	1,069		-	-
Christine Power	1,896	*	1,896		-	-
Dawn Michelle	27,313	*	27,313		-	-
Edwin Trautman	4,508	*	4,508		-	-
Eric Langlois	3,604	*	3,604		-	-
Joseph Ianelli	31,559	*	31,559		-	-
Martin Ferguson	1,803	*	1,803		-	-
Mayank Trivedi	16,230	*	16,230		-	-
Michael Kaufman	9,847	*	9,847		-	-
Michael Pierce	3,606	*	3,606		-	-
Robert Allard	18,034	*	18,034		-	-
Robert Khederian	2,705	*	2,705		-	-
Robert Whelan	2,705	*	2,705		-	-
Ron Ribitzky	3,043	*	3,043		-	-
Stephanie Flood	1,082	*	1,082		-	-
Total			734,152	(14)

* less than 1%

(1)	Includes all shares of Common Stock held by each Selling Stockholder and any other securities held by such Selling Stockholder which vest, are exercisable by, or may be converted to, shares of Common Stock within 60 days of December 29, 2022.
(2)	Percentages are computed based on 8,918,447 shares of our Common Stock outstanding as of December 29, 2022, and the percentage of shares of Common Stock beneficially owned after resale, for each Selling Stockholder, assumes the offer and sale by each such Selling Stockholder of all of the shares of Common Stock registered, on behalf of such Selling Stockholder, under this Prospectus.
(3)	The number of shares offered for resale by each Selling Stockholder includes the aggregate of the number of shares of Common Stock currently held by each such Selling Stockholder and the number of shares of Common Stock currently issuable to each such Selling Stockholder pursuant to awards under the 2010 Plan, the 2013 Plan and the 2021 Plan, regardless as to whether such awards have vested.
(4)	Includes 625 shares of common stock issuable upon vesting of restricted stock units (“RSUs”), which vest within 60 days of December 29, 2022. Additionally, includes 6,763 shares of Common Stock issuable upon exercise of vested stock options at an exercise price of $8.00 per share, which are exercisable within 60 days of December 29, 2022 and does not include 6,672 shares of Common Stock issuable upon exercise of vested stock options at an exercise price of $8.00 per share, none of which are exercisable within 60 days of December 29, 2022.
(5)	Includes 5,805 shares of Common Stock issuable upon exercise of vested stock options at an exercise price of $1.00 per share, all of which are exercisable within 60 days of December 29, 2022. Does not include 28,409 shares of Common Stock issuable upon vesting of RSUs, which do not vest within 60 days of December 29, 2022. Additionally, does not include 30,000 shares of Common Stock issuable upon exercise of vested stock options at an exercise price of $1.61 per share, none of which are exercisable within 60 days of December 29, 2022.
(6)	Includes 845 shares of Common Stock issuable upon exercise of vested stock options at an exercise price of $1.00 per share, all of which are exercisable within 60 days of December 29, 2022.
(7)	Includes 66,637 shares of Common Stock issuable upon exercise of vested stock options at an exercise price of $1.00 per share, all of which are exercisable within 60 days of December 29, 2022.
(8)	Includes 625 shares of Common Stock issuable upon vesting of RSUs which vest within 60 days of December 29, 2022. Additionally, includes 6,763 shares of Common Stock issuable upon exercise of vested stock options at an exercise price of $8.00 per share, which are exercisable within 60 days of December 29, 2022 and does not include 6,762 shares of Common Stock none of which are exercisable within 60 days of December 29, 2022.
(9)	Includes 625 shares of Common Stock issuable upon vesting of RSUs which vest within 60 days of December 29, 2022. Additionally, includes 6,763 shares of Common Stock issuable upon exercise of vested stock options at an exercise price of $8.00 per share, which are exercisable within 60 days of December 29, 2022 and does not include 6,762 shares of Common Stock none of which are exercisable within 60 days of December 29, 2022.
(10)	Includes 625 shares of Common Stock issuable upon vesting of RSUs, which vest within 60 days of December 29, 2022 and includes 10,144 shares of Common Stock issuable upon exercise of vested stock options at an exercise price of $3.83 per share, all of which are exercisable within 60 days of December 29, 2021. Additionally, does not include 3,381 shares of Common Stock issuable upon exercise of vested stock options at an exercise price of $3.83 per share, none of which are exercisable within 60 days of December 29, 2022.

(11)	Does not include 22,729 shares of Common Stock issuable upon vesting of RSUs, which do not vest within 60 days of December 29, 2022. Additionally, does not include 100,000 shares of Common Stock issuable upon exercise of vested stock options at an exercise price of $1.61 per share, none of which are exercisable within 60 days of December 29, 2022.
(12)	Consists of 841,981 shares of Common Stock owned by OBF Investments, LLC. Mr. Scholl is the President and Chief Executive Officer of OBF Investments, LLC. Includes 625 shares of Common Stock issuable upon vesting of RSUs, which vest within 60 days of December 29, 2022. Additionally, includes 6,763 shares of Common Stock issuable upon exercise of vested stock options at an exercise price of $8.00 per share, which are exercisable within 60 days of December 29, 2022 and does not include 6,672 shares of Common Stock issuable upon exercise of vested stock options at an exercise price of $8.00 per share, none of which are exercisable within 60 days of December 29, 2022.
(13)	Does not include 1,668 shares of Common Stock issuable upon exercise of vested stock options at an exercise price of $1.50 per share, none of which are exercisable within 60 days of December 29, 2022.
(14)	Does not include certain non-affiliates of the Company, each of whom is offering and may sell up to 1,000 shares of Common Stock.

We may supplement this Prospectus from time to time as required by the rules of the Securities and Exchange Commission to include certain information concerning the security ownership of the Selling Stockholders or any new Selling Stockholders, the number of securities offered for resale and the position, office or other material relationship which a Selling Stockholder has had with us or our affiliates and predecessors within the past three years.